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                                                                  Exhibit 10.22

                              POLATNICK PROPERTIES
                              --------------------

April 8, 1997

Mr. Robert McComb

Vice President

Starboard Commercial Brokerage

400 S. El Camino Real

Suite 320

San Mateo, CA 94404

Dear Bob:

Thank you for your offer dated April 2, 1997. Please review the following revised Letter of Intent which will outline the basic business points which Zoro, LLC, as Landlord, would consider for incorporation into an acceptable lease agreement with Silicon Valley Internet Partners, as Tenant, for the leasing of office space at 699 Eighth Street, San Francisco.

PREMISES:

A portion of the 3rd floor on the south westerly quadrant of the floor consisting of approximately 23,077 rentable square feet, actual square footage to be calculated by the building architect in compliance with BOMA usable standards with a 1.20 load factor.

TERM:

Five years, commencing August 1, 1997 or upon substantial completion of tenant improvement, whichever is sooner, and expiring 60 months thereafter. Tenant shall have the right to extend the term for one successive period of five years at the then fair market value as more particularly set forth in the lease.

RENTAL RATE:

The rental rate for the term of the lease shall be in accordance with the following schedule based upon the rentable square footage, payable monthly, on a fully serviced gross rate, net of utilities.

Year 1:                                        $19.16

Year 2:                                        $19.66

Year 3:                                        $20.16

Year 4:                                        $20.66

Year 5:                                        $21.16


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Tenant shall pay increases in taxes and operating expenses over base year
1997/1998, based upon a projected occupancy of 95%. First month's rent shall be tendered upon lease execution.

SECURITY:

A. SECURITY DEPOSIT. An amount equal to the three (3) month's rent in accordance with the rent schedule for the fifth year of the lease term, shall be tendered as a security deposit upon execution of the lease. The Landlord shall credit against the next ensuing rent due, two (2) months of the security deposit, after the expiration of the 36th month of the term providing the Tenant has not been in default.

B. The principals shall execute LETTER OF CREDIT TO guaranty the Lease, in an amount not to exceed an aggregate of $250,000, during the initial term only.

TENANT IMPROVEMENTS:

Landlord will provide Tenant with a "Turnkey" build out for tenant improvements, as per plans dated March 25, 1997 and annotated price plan dated 4/1/97. Please see attached outline from Bevilacqua & Son dated April 8, 1997 (estimate #97-038) for further detail. Should Tenant elect to construct above tenant improvements, the Tenant shall pay for the additional improvement. Any costs in excess of Turnkey, shall be borne by the Tenant in one lump sum or alternatively, the rental rate shall increase by $.018 per square foot per month for each $1.00 per square foot increase over the Turnkey. Additional improvements ("Upgrades") shall be capped at $2.00 per square foot.

All bids shall include Landlord's ten percent (10%) mark up for project overhead and supervision. Landlord shall reserve the right to build the improvement. Space plans shall be mutually agreed upon and become an attachment to the lease before commencement.

EXPANSION OPTION:

Omitted.



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PARKING:

One parking space per 1,000 rentable square feet shall be included in the lease. The rate for subject parking shall be the prevailing rate for parking, for other tenant's in the building and is subject to adjustment on a month to month basis.

COMMISSION:

Starboard Commercial Brokerage shall be paid a commission, based upon the gross rental amount payable under the lease, in accordance with the following schedule: 5% of the gross rental amount for each of the years 1, 2 & 3, 2.5% of the gross rental amount for each of the years 4 & 5.

Payable 50% upon lease execution and 50% upon rent commencement by Tenant. 50% of the herein above described commission shall made payable to Cornish and Carey Commercial Real Estate Services.

USE OF PREMISES:

General offices and showroom space.

MONTH TO MONTH TENANCY:

Tenant shall lease approximately 8,000 rentable square feet at $1.30 per month, per rentable square feet. The rentable area shall be calculated with a 1.25 load factor. The Landlord shall give an improvement allowance of $1.00 per square foot for the premises. Such funds shall be taken out of the first months rent. Rent commencement is projected to be May 15, 1997. The location of the temporary premises shall be a mutually agreed upon location on the 5th floor in the NE or SE quadrant.

INTENT NOT TO CREATE LEGAL RELATIONS:

The foregoing proposed terms are subject to the approval of the Landlord. Unless and until a fully negotiated and binding lease, encompassing terms and provisions as either Landlord or Tenant may deem appropriate or necessary in either party's absolute discretion, has been signed and delivered by both parties, neither party shall have any obligation to the other in connection with the subject matter of this letter. This letter does not confer upon either party an exclusive right to negotiate or lease the premises. Tenant is free to negotiate with other potential landlords for space in other buildings and landlord is free to negotiate with other potential tenants for the premises.

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Should the terms and conditions set forth above meet with your approval, please so indicate by signing in the space provided below and return to the undersigned. Upon receipt of Tenant's acceptance, Landlord shall immediately revise the lease agreement for the Tenant's review. This offer is valid until 5:00 p.m., April 9, 1997.

On behalf of Zero, LLC we look forward to having Silicon Valley Internet Partners as our newest tenant at 699 Eighth Street. If you have any questions, please do not hesitate to call.

Sincerely,

/s/ David A. Polatnick

David A. Polatnick

AGREED AND ACCEPTED:                                    Date: 4/8/97
Silicon Valley Internet Partners

BY: /s/ Signature Illegible

ITS: Chairman

AGREED AND ACCEPTED:                                    Date:
Zoro, LLC.                                                   ------------------

BY:
   ------------------------
ITS:
    -----------------------

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Lease Comments

Item M. Please state why the building size is 600,000 SF rather than 720,000 SF.

Item N. Liability insurance may be a bit high 2,000,000 is more typical for office uses.

P 1.1 calls for floor plan to be attached. As Exhibit A.

P 1.2 Temp space starts two days after lease execution. Should be May 15 or after electrical and phone conduit is installed. Temp space is to be improved by Landlord to 1.00 per rentable square foot. All existing lights and plugs to working. Calls for exhibit A-2

P 1.3 Rentable square footage shall reflect a load factor of 1.20 x the usable square footage.

P 2.2 Calls for interim rent to be stated in the basic lease information.

P 2.3 Delete the word "additional" in line 8. Also refers to interim rent

P 3.4 Try for 12% on unpaid amounts

P 4.2 Page Tenant shall be exempt from any increase in operating expenses occasioned by the first upgrade to any of the common areas of the building including and increase in operating expenses occasioned by the installation of a new lobby entry on the Townsend Street side of the building.

P 9.2 Exclude original improvements from Landlords right to require removal improvement.

P 10.1 Remove Gross from negligence

P 10.2-3-4 Send these Paragraphs to your insurance vendor.

P 12.4(a) iv & v, vi What are these?

P 12.5(vi) A what? Certified by whom?

P 12.6 a.20 days is too long to wait to see if they want the space back.

         b. add "except tenant's actual costs of procuring subject tenant including but not limited to brokerage commissions, improvements advertising and legal fees, shall be reimbursed by Landlord from any such profits, if any.

P12.8 (b) 50% each is more customary

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25.1 The Rights to parking spaces shall not expire for lack or use by tenant, except that Landlord may rent unused spaces out on a month to month basis, and tenant agrees to wait up to 30 days to reinstate its right to rent subject parking spaces.

26.7 No relocation

Exhibit B

P 2. The plan is not adequate nor is the pricing notation for a lease.

P2 b Tenant is not retaining architect or engineers, or paying for plans or engineering